Exhibit 99.1

October 8, 2008

To our Shareholders:

We are announcing today our November 1, 2008 dividend. The dividend will be $.15 per share. This totals $.91 for the year 2008 compared to $1.12 for 2007. The decrease in the dividend is reflective of earnings for the third quarter of the year.

We recognize that many of you hold the stock because of the strong dividend payout and that the reductions have an impact on you. We have not lost sight of our dividend philosophy, but in the current financial state of the economy, we cannot pay out more than we have earned.

My last letter detailed to you the issues we confront and I can tell you that unfortunately there is a continuation of the same. We are seeing the continued impact on our commercial and consumer customers as business slows and unemployment increases.

So far this year we have placed $6,512,953 or $.56 per share (after tax) into our reserve for loan losses. In addition we have expensed $1,016,551 or $.08 per share (after tax) in collection-related expenses and losses on the sale of repossessed property.

Looking beyond the current impact of the economy on reserves and collection expenses, our core performance remains solid. Our interest margin remains at the top of comparisons and we continue to see positive, though fewer, business opportunities. The June 2008 (last available) Federal Reserve comparison of companies our size shows our interest margin at 4.18% compared to the peers of 3.61%. Again, this difference represents our ability to generate significant net interest income which allows the company to weather the economy.

While our primary focus this year has been on asset quality, we have continued with our plans of consolidating efficiencies which include the closing of the Marion, Ohio and Marysville, Ohio loan production offices. Customer service from these offices can be readily handled from our Champaign Bank offices. We are also closing our branch in Crestline, Ohio. Crestline was one of our smallest offices with approximately $5,000,000 in deposits and limited future growth opportunity.

In answer to a specific question, we did NOT own any Fannie Mae or Freddie Mac common or preferred stock. We do have Fannie Mae and Freddie Mac bonds which were never in question and now carry the implicit government backing.

Given the continued contradictions in economic news reporting, it is impossible to predict further impacts or when to expect a turnaround. For First Citizens Banc Corp we will continue to focus on asset quality, liquidity, and capital preservation – positioning ourselves for the return of a normal economy.

You will receive your dividend by November 1 along with any follow-up comments. If you have any questions, please feel free to call me at 419-627-4555 or email at JOMiller@Citizensbankco.com.

Very truly yours,

James O. Miller
President and CEO